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                                                                    EXHIBIT 99.1
[healthgrades.com LOGO]


CONTACT: PATRICK JAECKLE
         PRESIDENT
         (303) 716-0041

               HEALTHGRADES.COM, INC. CLOSES $18 MILLION FINANCING

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LAKEWOOD, CO - March 20, 2000 - HealthGrades.com, Inc. (Nasdaq - HGRD) today stated that its previously announced financing has closed. Under the terms of the financing, HealthGrades.com, Inc. raised a total of $18 million through investments by Essex Woodlands Health Ventures Fund IV, L.P. ("Essex"), Chancellor V, L.P. ("Chancellor"), a fund managed by INVESCO Private Capital, Inc., Punk, Ziegal & Company Investors, LLC and an affiliate and certain executive officers of HealthGrades. Chancellor invested $8.43 million and received 4,215,000 shares of HealthGrades common stock and warrants to purchase 1,475,250 shares of common stock. Essex invested $6 million and received 3,000,000 shares of common stock and warrants to purchase 1,050,000 shares of common stock. Punk, Ziegal & Company Investors LLC and an affiliate invested a total of $370,000 and received 185,000 shares of common stock and warrants to purchase 64,750 shares of common stock. Finally, certain executive officers of HealthGrades cancelled $3.2 million in indebtedness owed to them by HealthGrades and received 1.6 million shares of common stock and warrants to purchase 560,000 shares of common stock. Each of the warrants issued to the investors will have a five-year term and an exercise price of $4.00 per share.

Kerry R. Hicks, chief executive of HealthGrades.com, Inc. stated, "The Company is pleased to have partnered with two of the most respected names in healthcare financing. Through this equity infusion, we have substantially strengthened our financial position. We are excited about the opportunity to continue to build the HealthGrades.com brand into the nationally recognized site for health care rating information."

The securities issued in the transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

HealthGrades.com, Inc. operates two healthcare Internet sites. HealthGrades.com provides quality ratings on healthcare providers and facilities. ProviderWeb.net is a subscription-based site focused on providing articles, tools and other resources to physician practice administrators and managers.



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